Exhibit 10.1

Execution Copy

$450,000,000

DIAMONDBACK ENERGY, INC.

7.625% Senior Notes due 2021

PURCHASE AGREEMENT

September 12, 2013

CREDIT SUISSE SECURITIES (USA) LLC (“Credit Suisse”),
As Representative of the Several Purchasers,
c/o Credit Suisse Securities (USA) LLC
Eleven Madison Avenue,
New York, N.Y. 10010-3629

Dear Sirs:

1.      Introductory. Diamondback Energy, Inc., a Delaware corporation (the “Company”), agrees with the several initial purchasers named in Schedule A hereto (the “Purchasers”), for whom you are acting as representative (the “Representative”), subject to the terms and conditions stated herein, to issue and sell to the several Purchasers U.S.$450,000,000 aggregate principal amount of its 7.625% Senior Notes due 2021 (the “Notes”) to be issued under an indenture to be dated as of September 18, 2013 (the “Indenture”), among the Company, the Guarantors (as defined below) and Wells Fargo, N.A., as Trustee. The Notes will be unconditionally guaranteed (the “Guarantee” and, together with the Notes, the “Offered Securities”) as to the payment of principal and interest by each subsidiary listed on Schedule B attached hereto (the “Guarantors”).
The holders of the Offered Securities will be entitled to the benefits of a registration rights agreement to be dated as of the Closing Date among the Company, the Guarantors and the Purchasers (the “Registration Rights Agreement”), pursuant to which the Company and the Guarantors will agree to file with the United States Securities and Exchange Commission (the “Commission”) (i) a registration statement (the “Exchange Offer Registration Statement”) under the Securities Act relating to another series of debt securities of the Company and the guarantee of the Guarantors under the Indenture, each respectively with terms substantially identical to the Notes (the “Exchange Notes”) and the Guarantee (the “Exchange Guarantee”) to be offered in exchange for the Offered Securities (the “Exchange Offer”), and (ii) to the extent required by the Registration Rights Agreement, a shelf registration statement (the “Shelf Registration Statement”) pursuant to Rule 415 of the Securities Act relating to the resale of the Offered Securities. The Exchange Notes and the Exchange Guarantee are herein collectively referred to as the “Exchange Securities.”
Each of the Company and the Guarantors hereby jointly and severally agrees with the several Purchasers as follows:
2.          Representations and Warranties of the Company and the Guarantors. Each of the Company and the Guarantors jointly and severally represent and warrant to, and agree with, the several Purchasers that:
(a)      Offering Circulars; Certain Defined Terms. The Company has prepared a Preliminary Offering Circular and will prepare a Final Offering Circular.
For purposes of this Agreement:

“Applicable Time” means 1:30 pm (New York City time) on September 12, 2013.

“Closing Date” has the meaning set forth in Section 3 hereof.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Final Offering Circular” means the final offering circular relating to the Offered Securities to be offered by the Company that discloses the offering price and other final terms of the Offered Securities and is dated as of the date of this Agreement (even if finalized and issued subsequent to the date of this Agreement).

“Free Writing Communication” means a written communication (as such term is defined in Rule 405) that constitutes an offer to sell or a solicitation of an offer to buy the Offered Securities and is made by means other than the Preliminary Offering Circular or the Final Offering Circular.

“General Disclosure Package” means the Preliminary Offering Circular together with any Issuer Free Writing Communication existing at the Applicable Time and the information in which is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule C hereto.

“Issuer Free Writing Communication” means a Free Writing Communication prepared by or on behalf of the Company, used or referred to by the Company or containing a description of the final terms of the Offered Securities or of their offering, in the form retained in the Company’s records.

“Preliminary Offering Circular” means the preliminary offering circular, dated September 9, 2013, relating to the Offered Securities to be offered by the Company.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Securities Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the NASDAQ Global Select Market (“Exchange Rules”).

“Supplemental Marketing Material” means any Issuer Free Writing Communication other than any Issuer Free Writing Communication specified in Schedule C hereto. Supplemental Marketing Materials include, but are not limited to, any Issuer Free Writing Communication listed on Schedule C hereto.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Securities Act.

(b)      Disclosure. As of the date of this Agreement, the Final Offering Circular does not, and as of the Closing Date, the Final Offering Circular will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the Applicable Time, and as of the Closing Date, neither (i) the General Disclosure Package, nor (ii) any individual Supplemental Marketing Material, when considered together with the General Disclosure Package, included, or will include, any untrue statement of a material fact or omitted, or will omit, to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding two sentences do not apply to statements in or omissions from the Preliminary Offering Circular, the Final Offering Circular, the General Disclosure Package or any Supplemental Marketing Material based upon written information furnished to the Company by any Purchaser through the Representative specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.
(c)      Good Standing of the Company. The Company has been duly incorporated and is existing and in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own and/or lease its properties and conduct its business as described in the General Disclosure Package and the Final Offering Circular; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify or to be in good standing in such other jurisdictions would not, individually or in the aggregate, result in a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole (“Material Adverse Effect”).
(d)      Guarantors. Each Guarantor has been duly formed and is existing and in good standing under the laws of the jurisdiction of its organization with power and authority (limited liability company and other) to own and/or lease its properties and conduct its business as described in the General Disclosure Package and the Final Offering Circular; and each Guarantor is duly qualified to do business as a foreign limited liability company, in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify or be in good standing in such other jurisdictions would not result in a Material Adverse Effect; all of the limited liability company interests in each Guarantor have been duly authorized and validly issued in accordance with the limited liability company agreement of such Guarantor and are fully paid (to the extent required under such subsidiary’s limited liability company agreement) and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act); and, except as otherwise disclosed in the General Disclosure Package and the Final Offering Circular with respect to the pledge thereof in connection with the Company’s revolving credit facility, the equity interests in each Guarantor will be owned by the Company, directly or through subsidiaries, free from liens, encumbrances and defects.
(e)      Indenture. The Indenture, at the Closing Date, will have been duly authorized, executed and delivered by each of the Company and the Guarantors, and assuming due authorization, execution and delivery thereof by the Trustee will constitute valid and legally binding obligations of the Company and the Guarantors, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws of general applicability relating to or affecting the rights and remedies of creditors or by general equitable principles and except as rights to indemnification and contribution may be limited by applicable law.
(f)      The Notes and the Guarantees. On the Closing Date, the Notes to be purchased by the Purchasers from the Company (i) will be in the form contemplated by the Indenture, (ii) will have been duly authorized by the Company for issuance and sale pursuant to this Agreement and the Indenture, (iii) will have been duly executed by the Company, (iv) when authenticated by the Trustee in the manner provided for in the Indenture on the Closing Date and delivered against payment of the purchase price therefor, will have been duly authenticated, issued, executed and delivered and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws of general applicability relating to or affecting the rights and remedies of creditors or by general equitable principles and except as rights to indemnification and contribution may be limited by applicable law, and (vi) will be entitled to the benefits of the Indenture. On the Closing Date, the Guarantees of the Notes will be in the respective forms contemplated by the Indenture and will have been duly authorized by the Guarantors for issuance pursuant to this Agreement and the Indenture. When issued by each of the Guarantors, the Guarantees of the Notes will have been duly executed and delivered by each of the Guarantors at the Closing Date and, when the Notes have been authenticated in the manner provided for in the Indenture and issued and delivered against payment of the purchase price therefor, the Guarantees will constitute valid and legally binding agreements of the Guarantors and will be entitled to the benefits provided by the Indenture.
(g)      Trust Indenture Act. On the Closing Date, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the rules and regulations of the Commission applicable to an indenture which is qualified thereunder.
(h)      No Finder’s Fee. Except as disclosed in the General Disclosure Package and the Final Offering Circular, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any of the Guarantors or any Purchaser for a brokerage commission, finder’s fee or other like payment in connection with this offering.
(i)      Registration Rights Agreement. The Registration Rights Agreement will have been duly authorized by the Company and the Guarantors on the Closing Date; and, when the Offered Securities are delivered and paid for pursuant to this Agreement on the Closing Date, the Registration Rights Agreement will have been duly executed and delivered by the Company and each of the Guarantors and will be the valid and legally binding obligations of the Company and the Guarantors, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws of general applicability relating to or affecting the rights and remedies of creditors or by general equitable principles and except as rights to indemnification and contribution may be limited by applicable law.
(j)      Exchange Securities. On the Closing Date, the Exchange Notes will have been duly and validly authorized for issuance by the Company, and when issued and authenticated in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws of general applicability relating to or affecting the rights and remedies of creditors or by general equitable principles and except as rights to indemnification and contribution may be limited by applicable law, and will be entitled to the benefits of the Indenture. When issued by each Guarantor, the Exchange Guarantees will be in the respective forms contemplated by the Indenture and, on the Closing Date, will have been duly authorized by such Guarantors for issuance pursuant to the Indenture. When the Exchange Notes have been authenticated in the manner provided for in the Indenture and issued and delivered in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, the Exchange Guarantees will constitute valid and legally binding agreements of the Guarantors, and will be entitled to the benefits of the Indenture.
(k)      Accurate Descriptions. This Agreement, the Offered Securities, the Exchange Securities, the Indenture and the Registration Rights Agreement will conform in all material respects to the respective statements relating thereto contained in the General Disclosure Package and the Final Offering Circular.

(l)      No Registration Rights. Except as pursuant to the Registration Rights Agreement or as disclosed in the General Disclosure Package or Final Offering Circular, there are no contracts, agreements or understandings between the Company or the Guarantors and any person granting such person the right to require the Company or the Guarantors to file a registration statement under the Securities Act with respect to any debt securities of the Company or the Guarantors owned or to be owned by such person or to require the Company or the Guarantors to include such securities in the securities registered pursuant to the Exchange Offer Registration Statement or the Shelf Registration Statement.
(m)      Absence of Further Requirements. Subject to compliance by the Purchasers with the representations and warranties set forth in Section 4 hereof and with the offer and sale procedures set forth in this Agreement, no consent, approval, authorization or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required to be obtained or made by the Company or the Guarantors for the consummation of the transactions contemplated by this Agreement, the Indenture or the Registration Rights Agreement in connection with the offering, issuance and sale of the Notes by the Company and the issuance of the Guarantees by the Guarantors except for such as have been obtained, or made and such as may be required under state securities laws, except for the order of the Commission declaring effective the Exchange Offer Registration Statement or, if required, the Shelf Registration Statement.
(n)      [Reserved.]
(o)      Title to Property. Except as disclosed in the General Disclosure Package and the Final Offering Circular, the Company and the Guarantors have (i) good and defensible title to all of the interests in oil and gas properties underlying the Company’s estimates of its historical net proved reserves as of September 1, 2013 contained in the General Disclosure Package and the Final Offering Circular and (ii) good and marketable title to all other real and personal property reflected in the General Disclosure Package and Final Offering Circular as assets owned by them, in each case free and clear of all liens, encumbrances and defects except such as (x) are described in the General Disclosure Package and Final Offering Circular with respect to the Company’s revolving credit facility, (y) are liens and encumbrances under operating agreements, unitization and pooling agreements, production sales contracts, farmout agreements and other oil and gas exploration, participation and production agreements, in each case that secure payment of amounts not yet due and payable for the performance of other unmatured obligations and are of a scope and nature customary in the oil and gas industry or arise in connection with drilling and production operations, or (z) do not materially affect the value of the properties of the Company and the Guarantors and do not interfere in any material respect with the use made or proposed to be made of such properties by the Company or the Guarantors; any other real property and buildings held under lease by the Company and the Guarantors are held by them under valid, subsisting and enforceable leases, with such exceptions as are not material and do not interfere in any material respect with the use made and proposed to be made of such property and buildings by the Company or the Guarantors; and the working interests derived from oil, gas and mineral leases or mineral interests that constitute a portion of the real property held or leased by the Company and the Guarantors, reflect in all material respects the rights of the Company and the Guarantors to explore, develop or produce hydrocarbons from such real property in the manner contemplated by the General Disclosure Package and the Final Offering Circular, and the care taken by the Company and the Guarantors with respect to acquiring or otherwise procuring such leases or other property interests was generally consistent with standard industry practices in the areas in which the Company and the Guarantors operate for acquiring or procuring leases and interests therein to explore, develop or produce hydrocarbons. With respect to interests in oil and gas properties obtained by or on behalf of the Company and the Guarantors that have not yet been drilled or included in a unit for drilling, the Company and the Guarantors have carried out such title investigations in accordance with the reasonable practice in the oil and gas industry in the areas in which the Company and the Guarantors operate.
(p)      Rights-of-Way. The Company and the Guarantors have such consents, easements, rights-of-way or licenses from any person (collectively, “rights-of-way”) as are necessary to enable the Company to conduct its business in the manner described in the General Disclosure Package and the Final Offering Circular, subject to qualifications as may be set forth in the General Disclosure Package and the Final Offering Circular, except where failure to have such rights-of way would not have, individually or in the aggregate, a Material Adverse Effect.
(q)      Reserve Engineers. Ryder Scott Company, L.P., a reserve engineer that prepared or audited, as the case may be, reserve reports on estimated net proved oil and natural gas reserves held by (i) the Company as of September 1, 2013 and December 31, 2012 and (ii) the Company, Gulfport Energy Corporation (“Gulfport”) and Windsor UT, LLC (“Windsor UT”) as of December 31, 2011 was, as of the date of preparation of such reserve reports, and is, as of the date hereof, an independent petroleum engineer with respect to the Company. Pinnacle Energy Services, LLC, a reserve engineer that prepared a reserve report on estimated net proved oil and natural gas reserves held by the Company as of December 31, 2010 was, as of the date of preparation of such reserve report, and is, as of the date hereof, an independent petroleum engineer with respect to the Company.
(r)      Reserve Report Information. The information contained in the General Disclosure Package and the Final Offering Circular regarding estimated proved reserves is based upon the reserve reports prepared or audited, as the case may be, by Ryder Scott Company, L.P. and Pinnacle Energy Services, LLC. The information provided to Ryder Scott Company, L.P. and Pinnacle Energy Services, LLC by the Company, including, without limitation, information as to: production, costs of operation and development, current prices for production, agreements relating to current and future operations and sales of production, was true and correct in all material respects on the dates that such reports were made. Such information was provided to Ryder Scott Company, L.P. and Pinnacle Energy Services, LLC in accordance with all customary industry practices.
(s)      Reserve Reports. The reserve reports prepared by Ryder Scott Company, L.P. and Pinnacle Energy Services, LLC setting forth the estimated proved reserves attributed to the oil and gas properties of the Company accurately reflect in all material respects the ownership interests of the Company in the properties therein. Other than normal production of reserves, intervening market commodity price fluctuations, fluctuations in demand for such products, adverse weather conditions, unavailability or increased costs of rigs, equipment, supplies or personnel, the timing of third party operations and other facts, in each case in the ordinary course of business, and except as disclosed in the General Disclosure Package and the Final offering Circular, the Company is not aware of any facts or circumstances that would result in a material adverse change in the aggregate net reserves, or the present value of future net cash flows therefrom, as described in the General Disclosure Package, the Final Offering Circular and the reserve reports; and estimates of such reserves and present values as described in the General Disclosure Package and the Final Offering Circular and reflected in the reserve reports comply in all material respects with the applicable requirements of Regulation S-X and Subpart 1200 of Regulation S-K under the Securities Act.
(t)       Absence of Defaults and Conflicts. The execution, delivery and performance of the Indenture, this Agreement and the Registration Rights Agreement, the performance of the Spanish Trail PSA, and the issuance and sale of the Offered Securities and compliance with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or the Guarantors pursuant to, (i) the charter or by-laws or similar organizational documents of the Company and the Guarantors, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or the Guarantors or any of their properties, or (iii) any agreement or instrument to which either the Company or the Guarantors is a party or by which the Company or the Guarantors is bound or to which any of the properties of the Company or the Guarantors is subject, except in the case of clauses (ii) and (iii), for any breaches, violations, defaults, liens, charges or encumbrances, which, individually or in the aggregate, would not result in a Material Adverse Effect; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or the Guarantors.
(u)      Absence of Existing Defaults and Conflicts. Neither the Company nor any of the Guarantors is in violation of its charter or by-laws or similar organizational documents, as applicable, or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such defaults that would not, individually or in the aggregate, result in a Material Adverse Effect.
(v)      Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by each of the Company and the Guarantors.
(w)      Possession of Licenses and Permits. The Company and the Guarantors possess all adequate certificates, authorizations, franchises, licenses and permits issued by appropriate federal, state, local or foreign regulatory bodies (collectively, “Licenses”) necessary or material to the conduct of the business now conducted or proposed in the General Disclosure Package and the Final Offering Circular to be conducted by them, except where the failure to have obtained the same would not result in a Material Adverse Effect. The Company and each of the Guarantors are in compliance with the terms and conditions of all such Licenses, except where the failure to so comply would not individually or in the aggregate, result in a Material Adverse Effect, and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company or any of the Guarantors, would, individually or in the aggregate, result in a Material Adverse Effect.
(x)      Absence of Labor Dispute. No labor dispute with the employees of the Company or any of the Guarantors exists or, to the knowledge of the Company or any Guarantor, is imminent that would result in a Material Adverse Effect.
(y)      Possession of Intellectual Property. The Company and the Guarantors own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of the Guarantors, would, individually or in the aggregate, result in a Material Adverse Effect.
(z)      Environmental Laws. Except as disclosed in the General Disclosure Package and the Final Offering Circular, (a)(i) neither the Company nor any of the Guarantors is in violation of, and does not have any liability under, any federal, state, local or non-U.S.

statute, law, rule, regulation, ordinance, code, other requirement or rule of law (including common law), or decision or order of any domestic or foreign governmental agency, governmental body or court, relating to pollution, to the use, handling, transportation, treatment, storage, discharge, disposal or release of Hazardous Substances (as defined below), to the protection or restoration of the environment or natural resources, to health and safety including as such relates to exposure to Hazardous Substances, and to natural resource damages (collectively, “Environmental Laws”) that would, individually or in the aggregate, have a Material Adverse Effect, (ii) to the knowledge of the Company, neither the Company nor the Guarantors own, occupy, operate or use any real property contaminated with Hazardous Substances, (iii)  neither the Company nor the Guarantors is conducting or funding any investigation, remediation, remedial action or monitoring of actual or suspected Hazardous Substances in the environment, (iv) to the knowledge of the Company or any Guarantor, neither the Company nor the Guarantors is liable or allegedly liable for any release or threatened release of Hazardous Substances, including at any off-site treatment, storage or disposal site, (v)  neither the Company nor the Guarantors is subject to any pending, or to the Company’s knowledge threatened, claim by any governmental agency or governmental body or person arising under Environmental Laws or relating to Hazardous Substances, and (vi) the Company and the Guarantors have received and are in compliance with all, and have no liability under any, permits, licenses, authorizations, identification numbers or other approvals required under applicable Environmental Laws to conduct their business, except in each case covered by clauses (i) – (vi) such as would not, individually or in the aggregate, result in a Material Adverse Effect; (b) to the knowledge of the Company and the Guarantors, there are no facts or circumstances that would reasonably be expected to result in a violation of, liability under, or claim pursuant to any Environmental Law that would result in a Material Adverse Effect; and (c) in the ordinary course of its business, the Company and the Guarantors periodically evaluate the effect, including associated costs and liabilities, of Environmental Laws on the business, properties, results of operations and financial condition of the Company, and, on the basis of such evaluation, the Company and the Guarantors have reasonably concluded that such Environmental Laws will not, individually or in the aggregate, result in a Material Adverse Effect. For purposes of this subsection “Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and mold, and (B) any other chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under Environmental Laws.
(aa)       Accurate Disclosure. The statements in the General Disclosure Package and the Final Offering Circular under the headings “Business—Operations—Title to Properties,” “Business—Regulation,” “Related Party Transactions,” “Description of Other Indebtedness,” “Description of Notes” and “Certain United States Federal Income Tax Considerations” insofar as such statements summarize legal matters, agreements, documents or legal or regulatory proceedings discussed therein, are accurate and fair summaries, in all material respects, of such legal matters, agreements, documents or legal or regulatory proceedings and present the information required to be shown.
(bb)      Absence of Manipulation. Neither the Company nor the Guarantors has taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.
(cc)      Statistical and Market-Related Data. Any third-party statistical and market-related data included in the Preliminary Offering Circular, the Final Offering Circular, or any Issuer Free Writing Communication are based on or derived from sources that the Company believes to be reliable and accurate.

(dd)      Internal Controls and Compliance with the Sarbanes-Oxley Act. Except as set forth in the General Disclosure Package and the Final Offering Circular, the Company, its subsidiaries and the Company’s Board of Directors (the “Board”) are in compliance with all applicable provisions of Sarbanes-Oxley and Exchange Rules. The Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with the applicable Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are, or upon consummation of the offering of the Offered Securities will be, overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. The Company has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 135 days the Company does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls, any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, would result in a Material Adverse Effect.
(ee)      Litigation. Except as disclosed in the General Disclosure Package and the Final Offering Circular, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company or any of the Guarantors or any of their respective properties that, if determined adversely to the Company or any of the Guarantors, would individually or in the aggregate, result in a Material Adverse Effect, or would materially and adversely affect the ability of the Company or the Guarantors to perform their obligations under the Indenture, this Agreement, or the Registration Rights Agreement or which are otherwise material in the context of the sale of the Offered Securities; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are, to the Company’s knowledge threatened or contemplated.
(ff)      Financial Statements. The historical financial statements included in the General Disclosure Package and the Final Offering Circular present fairly the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows of the Company and its subsidiaries for the periods shown, and such financial statements have been prepared in conformity with GAAP, applied on a consistent basis; and the pro forma financial statements included in the General Disclosure Package and the Final Offering Circular have been prepared in accordance with the applicable accounting requirements of Regulation S-X under the Securities Act, the assumptions used in preparing the pro forma financial statements included in the General Disclosure Package and the Final Offering Circular provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts. Grant Thornton LLP has certified the audited financial statements of the Company included in the General Disclosure Package and the Final Offering Circular, is an independent registered public accounting firm with respect to the Company within the Rules and Regulations and as required by the Securities Act and the applicable rules and guidance from the Public Company Accounting Oversight Board (United States). The other financial and statistical data included in the General Disclosure Package and the Final Offering Circular present fairly, in all material respects, the information shown therein and such data has been compiled on a basis consistent with the financial statements presented therein and the books and records of the Company. The Company does not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations or any “variable interest entities” within the meaning of Financial Accounting Standards Board Interpretation No. 46), not disclosed in the General Disclosure Package and the Final Offering Circular. There are no financial statements that are required to be included in the General Disclosure Package or the Final Offering Circular that are not included as required.
(gg)      No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package and the Final Offering Circular, since the end of the period covered by the latest audited financial statements included in the General Disclosure Package and the Final Offering Circular (A) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and the Guarantors taken as a whole, that is material and adverse, (B) there has been no dividend or distribution of any kind declared, paid or made by the Company or the Guarantors on any class of their capital stock, (C) there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company or any of the Guarantors, (D) there has been no material transaction entered into and there is no material transaction that is probable of being entered into by the Company or any of the Guarantors other than transactions in the ordinary course of business and (E) there has been no obligation, direct or contingent, that is material to the Company or any of the Guarantors, incurred by the Company or any of the Guarantors, as applicable, except obligations incurred in the ordinary course of business.
(hh)      Investment Company Act. Neither the Company nor the Guarantors, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package and the Final Offering Circular, will be an “investment company” as defined in the Investment Company Act of 1940 (the “Investment Company Act”).
(ii)      Regulations T, U, X. None the Company or the Guarantors or any agent thereof acting on their behalf has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Offered Securities to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.
(jj)      Ratings. No “nationally recognized statistical rating organization” as such term is defined for purposes of Section 3(a)(62) of the Exchange Act (i) has imposed (or has informed the Company or the Guarantors that it is considering imposing) any condition (financial or otherwise) on the Company’s or the Guarantors’ retaining any rating assigned to the Company or the Guarantors or any securities of the Company or the Guarantors or (ii) has indicated to the Company or the Guarantors that it is considering any of the actions described in Section 7(e)(ii) hereof.
(kk)      Class of Securities Not Listed. No securities of the same class (within the meaning of Rule 144A(d)(3) of the Securities Act) as the Offered Securities are listed on any national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.
(ll)      No Registration. Assuming the representations and warranties in Section 4 of this Agreement are true and correct and the Purchasers comply with the offer and sole procedures set forth in this Agreement, the offer and sale of the Offered Securities in the manner contemplated by this Agreement will be exempt from the registration requirements of the

Securities Act by reason of Section 4(a)(2) thereof and Regulation S thereunder; and it is not necessary to qualify the Indenture under the Trust Indenture Act.
(mm)      No General Solicitation; No Directed Selling Efforts. None of the Company, the Guarantors, any of their respective affiliates, or any person acting on its or their behalf (other than any Purchaser or an Purchaser’s affiliates or any of their representatives, as to whom the Company and the Guarantors make no representation or warranty) (i) has, within the six-month period prior to the date hereof, offered or sold in the United States or to any U.S. person (as such terms are defined in Regulation S under the Securities Act) the Offered Securities or any security of the same class or series as the Offered Securities or (ii) has offered or will offer or sell the Offered Securities (A) in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) or (B) with respect to any such securities sold in reliance on Rule 903 of Regulation S under the Securities Act, by means of any directed selling efforts within the meaning of Rule 902(c) of Regulation S. Each of the Company, the Guarantors, their respective affiliates and any person acting on its or their behalf (other than any Purchaser or any Purchaser’s affiliate or any of their representatives, as to whom the Company and the Guarantors make no representation or warranty) have complied and will comply with the offering restrictions requirement of Regulation S. None of the Company or the Guarantors has entered and none of the Company or the Guarantors will enter into any contractual arrangement with respect to the distribution of the Offered Securities except for this Agreement.
(nn)      Tax Returns. The Company and the Guarantors have filed all federal, state, local and non-U.S. tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not result in a Material Adverse Effect); and, except as set forth in the General Disclosure Package and the Final Offering Circular, the Company and the Guarantors have paid all taxes (including any assessments, fines or penalties) required to be paid by them, except for any such taxes, assessments, fines or penalties currently being contested in good faith as would not, individually or in the aggregate, result in a Material Adverse Effect.
(oo)      Insurance. Except as disclosed in the General Disclosure Package and the Final Offering Circular, the Company and the Guarantors are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company reasonably believes are adequate for the conduct of their business. All such policies of insurance insuring the Company and the Guarantors are in full force and effect. The Company and the Guarantors are in compliance with the terms of such policies and instruments in all material respects; and there are no material claims by the Company or the Guarantor sunder any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. Neither the Company nor any of the Guarantors has any reason to believe that any of them will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as disclosed in the General Disclosure Package and the Final Offering Circular.
(pp)      Certain Relationships and Related Transactions. No relationship, direct or indirect, exists between or among the Company or the Guarantors on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or the Guarantors on the other hand, which is required to be described in the General Disclosure Package which is not so described therein. The Final Offering Circular will contain the same description of the matters set forth in the preceding sentence contained in the General Disclosure Package.
(qq)      ERISA. The minimum funding standard under Section 302 of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (“ERISA”), has been satisfied by each “pension plan” (as defined in Section 3(2) of ERISA) which has been established or maintained by the Company or any of its subsidiaries, and the trust forming part of each such plan which is intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended, is so qualified; each of the Company and its subsidiaries has fulfilled its obligations, if any, under Section 515 of ERISA; neither the Company nor any of its subsidiaries maintain or are required to contribute to a “welfare plan” (as defined in Section 3(1) of ERISA) which provides retiree or other post-employment welfare benefits or insurance coverage (other than “continuation coverage” (as defined in Section 602 of ERISA)); each pension plan and welfare plan established or maintained by the Company and/or any of its subsidiaries are in compliance with the currently applicable provisions of ERISA, except where the failure to comply would not result in a Material Adverse Effect; and neither the Company nor any of its subsidiaries have incurred or would reasonably be expected to incur any withdrawal liability under Section 4201 of ERISA, any liability under Section 4062, 4063 or 4064 of ERISA, or any other liability under Title IV of ERISA.
(rr)      No Unlawful Payments. None of the Company, the Guarantors or any director or officer or, to the knowledge of the Company, any agent, employee or other person associated with or acting on behalf of the Company or the Guarantors has (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (C) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (D) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
(ss)      Compliance with Anti-Money Laundering Laws. The operations of the Company and the Guarantors are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the anti-money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations and guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or the Guarantors with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company or the Guarantors, threatened.
(tt)      Compliance with OFAC. None of the Company, the Guarantors, or any director or officer or, to the knowledge of the Company, any agent, employee or affiliate of the Company or any of the Guarantors is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and neither the Company nor any of the Guarantors will , directly or indirectly, use the proceeds of the offering and sale of the Offered Securities under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
3.          Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price of 98.02% of the aggregate principal amount thereof plus accrued interest from September 18, 2013 to the Closing Date (as hereinafter defined), the respective principal amount of the Offered Securities set forth opposite the names of the several Purchasers in Schedule A hereto.
The Company will deliver against payment of the purchase price the Notes to be offered and sold by the Purchasers in reliance on Regulation S (the “Regulation S Securities”) in the form of one or more permanent global securities in registered form without interest coupons (the “Regulation S Global Securities”) which will be deposited on the Closing Date with the Trustee as custodian for The Depository Trust Company (“DTC”) for the respective accounts of the DTC participants for Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) and registered in the name of Cede & Co., as nominee for DTC. The Company will deliver against payment of the purchase price the Notes to be purchased by each Purchaser hereunder and to be offered and sold by each Purchaser in reliance on Rule 144A (the “144A Securities”) in the form of one or more permanent global securities in definitive form without interest coupons (the “Restricted Global Securities”) deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC. The Regulation S Global Securities and the Restricted Global Securities shall be assigned separate CUSIP numbers. The Regulation S Global Security and the Restricted Global Securities shall include the legend regarding restrictions on transfer set forth under “Transfer Restrictions” in the Final Offering Circular. Until the termination of the distribution compliance period (as defined in Regulation S) with respect to the offering of the Offered Securities, interests in the Regulation S Global Securities may only be held by the DTC participants for Euroclear and Clearstream, Luxembourg. Interests in any permanent global Securities will be held only in book-entry form through Euroclear, Clearstream, Luxembourg or DTC, as the case may be, except in the limited circumstances described in the Final Offering Circular.

Payment for the Regulation S Securities and the 144A Securities shall be made by the Purchasers in Federal (same day) funds by wire transfer to an account at a bank acceptable to Credit Suisse drawn to the order of the Representative at the office of Latham & Watkins LLP, 811 Main Street Suite 3700, Houston, Texas 77002, at 9:00 A.M., (New York time), on September 18, 2013, or at such other time not later than seven full business days thereafter as Credit Suisse and the Company determine, such time being herein referred to as the “Closing Date”, against delivery to the Trustee as custodian for DTC of (i) the Regulation S Global Securities representing all of the Regulation S Securities for the respective accounts of the DTC participants for Euroclear and Clearstream, Luxembourg and (ii) the Restricted Global Securities representing all of the 144A Securities. The Regulation S Global Securities and the Restricted Global Securities will be made available for checking at the above office of Latham & Watkins LLP, 811 Main Street Suite 3700, Houston, Texas 77002 at least 24 hours prior to the Closing Date.

4.          Representations by Purchasers; Resale by Purchasers.
(a)          Each Purchaser severally represents and warrants to the Company and the Guarantors that it is an “accredited investor” within the meaning of Regulation D under the Securities Act.
(b)          Each Purchaser severally acknowledges that the Offered Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. Each Purchaser severally represents and agrees that it has offered and sold the Offered Securities, and will offer and sell the Offered Securities (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 or Rule 144A. Accordingly, neither such Purchaser nor its affiliates, nor any persons acting on its or their behalf, have engaged or will engage in any directed selling efforts with respect to the Offered Securities, and such Purchaser, its affiliates and all persons acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S. Each Purchaser severally agrees that, at or prior to confirmation of sale of the Offered Securities, other than a sale pursuant to Rule 144A, such Purchaser will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases the Offered Securities from it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the date of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meanings given to them by Regulation S.”

Terms used in this subsection (b) have the meanings given to them by Regulation S.

(c)      Each Purchaser severally agrees that it and each of its affiliates has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Securities except for any such arrangements with the other Purchasers or affiliates of the other Purchasers or with the prior written consent of the Company and the Guarantors.
(d)      Each Purchaser severally agrees that it and each of its affiliates will not offer or sell the Offered Securities in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c), including, but not limited to (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. Each Purchaser severally agrees, with respect to resales made in reliance on Rule 144A of any of the Offered Securities, to deliver either with the confirmation of such resale or otherwise prior to settlement of such resale a notice to the effect that the resale of such Offered Securities has been made in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A.
(e)      In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each of the Purchasers severally represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Offered Securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Offered Securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Offered Securities to the public in that Relevant Member State at any time:
(i)    to any legal entity which is a qualified investor as defined in the Prospectus Directive;
(ii)    to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Company for any such offer; or

(iii) in any other circumstances falling within Article 3(2) of the Prospectus Directive.

provided that no such offer of Offered Securities shall result in a requirement that the Company or any Purchaser publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Offered Securities to the public” in relation to any Offered Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Securities to be offered so as to enable an investor to decide to purchase or subscribe the Offered Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means directive 2010/73/EU.
(f)          Each of the Purchasers severally represents and agrees that:
(i)    (A) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (B) it has not offered or sold and will not offer or sell the Offered Securities other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Offered Securities would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by the Company ;
(ii)    it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Offered Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company or the Guarantors; and
(iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Securities in, from or otherwise involving the United Kingdom.
5.          Certain Agreements of the Company and the Guarantors. Each of the Company and the Guarantors agrees with the several Purchasers that:
(a)       Amendments and Supplements to Offering Circulars. The Company and the Guarantors will promptly advise the Representative of any proposal to amend or supplement the Preliminary Offering Circular or Final Offering Circular and will not affect such amendment or supplementation without the Representative’s consent. If, at any time prior to the completion of the resale of the Offered Securities by the Purchasers, there occurs an event or development as a result of which any document included in the Preliminary Offering Circular or Final Offering Circular or the General Disclosure Package or any Supplemental Marketing Material, if republished immediately following such event or development, included or would include an untrue statement of a material fact or omitted or would omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any such time to amend or supplement the Preliminary or Final Offering Circular, the General Disclosure Package or any Supplemental Marketing Material to comply with any applicable law, the Company and the Guarantors promptly will notify the Representative of such event and promptly will prepare and furnish, at their own expense, to the Purchasers and the dealers and to any other dealers at the request of the Representative, an amendment or supplement which will correct such statement or omission or effect such compliance. Neither the Representative’s consent to, nor the Purchasers’ delivery to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7.
(b)      Furnishing of Offering Circulars. The Company and the Guarantors will furnish to the Representative copies of the Preliminary Offering Circular, each other document comprising a part of the General Disclosure Package, the Final Offering Circular, all amendments and supplements to such documents and each item of Supplemental Marketing Material, in each case as soon as available and in such quantities as the Representative reasonably requests. At any time when the Company is not subject to Section 13 or 15(d), and any Offered Securities remain “restricted securities” within the meaning of the Securities Act, the Company and the Guarantors will promptly furnish or cause to be furnished to the Representative (and, upon request, to each of the other Purchasers) and, upon request of holders and prospective purchasers of the Offered Securities, to such holders and purchasers, copies of the information required to be delivered to holders and prospective purchasers of the Offered Securities pursuant to Rule 144A(d)(4) (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales by such holders of the Offered Securities. The Company will pay the expenses of printing and distributing to the Purchasers all such documents.
(c)      Blue Sky Qualifications. The Company and the Guarantors will cooperate with the Purchasers and counsel for the Purchasers to qualify the Offered Securities for sale and the determination of their eligibility for investment under the state securities or blue sky laws of such jurisdictions in the United States and Canada as the Representative reasonably designates and will continue such qualifications in effect so long as required for the resale of the Offered Securities by the Purchasers, provided that the Company will not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process or taxation in any such jurisdiction where it is not presently qualified or subject to taxation.
(d)      Reporting Requirements. For so long as the Notes remain outstanding, the Company will furnish, upon request, to the Representative and, upon request, to each of the other Purchasers, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Representative and, upon request, to each of the other Purchasers (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to the Company’s stockholders, the Trustee or holders of the Offered Securities and (ii) from time to time, such other information concerning the Company as the Representative may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Purchasers.
(e)      Transfer Restrictions. During the period of one year after the Closing Date, the Company will, upon request, furnish to the Representative, each of the other Purchasers and any holder of Offered Securities a copy of the restrictions on transfer applicable to the Offered Securities.
(f)      No Resales by Affiliates. During the period of one year after the Closing Date, unless permitted under Rule 144 of the Securities Act, the Company will not, and will not permit any of its affiliates (as defined in Rule 144) to, resell any of the Offered Securities that have been reacquired by any of them, unless such Offered Securities are resold in a transaction registered under the Securities Act.

(g)      Investment Company. During the period of two years after the Closing Date, neither the Company nor the Guarantors will be or become an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.
(h)      Payment of Expenses. The Company and the Guarantors will pay all expenses incident to the performance of their respective obligations under this Agreement, the Indenture and the Registration Rights Agreement, including but not limited to (i) the fees and expenses of the Trustee and its professional advisers; (ii) all expenses in connection with the execution, issue, authentication, packaging and initial delivery of the Offered Securities and, as applicable, the Exchange Securities, the preparation and printing of this Agreement, the Registration Rights Agreement, the Offered Securities, the Indenture, the Preliminary Offering Circular, any other documents comprising any part of the General Disclosure Package, the Final Offering Circular, all amendments and supplements thereto, each item of Supplemental Marketing Material and any other document relating to the issuance, offer, sale and delivery of the Offered Securities and as applicable, the Exchange Securities; (iii) any fees and reasonable attorney’s fees and expenses incurred by the Company, the Guarantors and the Purchasers in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Offered Securities or the Exchange Securities for offer and sale under the state securities or blue sky laws of such jurisdictions as the Representative designates and the preparation and printing of memoranda relating thereto, (iv) any fees charged by investment rating agencies for the rating of the Offered Securities or the Exchange Securities, (v) expenses incurred in distributing the Preliminary Offering Circular, any other documents comprising any part of the General Disclosure Package, the Final Offering Circular (including any amendments and supplements thereto) and any Supplemental Marketing Material to the Purchasers, and (vi) expenses incurred in preparing, printing and distributing any Free Writing Prospectuses to investors or prospective investors. The Company and Guarantors will also pay or reimburse the Purchasers (to the extent incurred by them) for costs and expenses of the Company’s officers and employees and any other expenses of the Company and the Guarantors relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s and the Guarantors’ officers and employees, provided, however, that the Purchasers will pay 50% of the costs and expenses of any chartered flight. Except as provided in this Agreement, the Purchasers shall pay all of their own costs and expenses, including the fees and disbursement of their counsel.
(i)      Use of Proceeds. The Company will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and except as disclosed in the General Disclosure Package, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Purchaser.
(j)      Absence of Manipulation. In connection with the offering, until Credit Suisse shall have notified the Company and the other Purchasers of the completion of the resale of the Offered Securities, neither the Company, the Guarantors nor any of their affiliates will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest any Offered Securities or attempt to induce any person to purchase any Offered Securities; and neither it nor any of its affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Offered Securities.
(k)      Restriction on Sale of Securities. For a period of 90 days after the date hereof, neither the Company nor the Guarantors will, directly or indirectly, take any of the following actions with respect to any United States dollar-denominated debt securities issued or guaranteed by the Company or the Guarantors and having a maturity of more than one year from the date of issue or any securities convertible into or exchangeable or exercisable for any debt securities (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Securities Act relating to Lock-Up Securities or publicly disclose the intention to take any such action, without the prior written consent of the Representative, except that the Company is permitted to make (x) such filings or public disclosures with respect to the Exchange Securities and/or Offered Securities in connection with the filing of the Exchange Offer Registration Statement or the consummation of the Exchange Offer, the Shelf Registration Statement and other transactions contemplated by the Registration Rights Agreement and (y) a filing by the Company of a shelf registration statement on Form S-3, or any amendments or supplements thereto, under the Securities Act, which registration statement may include any debt and other securities, provided further, that no sales under any such registration statement shall be permitted during this 90-day period with respect to such dollar-denominated debt securities. Neither the Company nor the Guarantors will at any time directly or indirectly, take any action referred to in clauses (i) through (v) above with respect to any securities under circumstances where such offer, sale, pledge, contract or disposition would cause the exemption afforded by Section 4(a)(2) of the Securities Act or the safe harbor of Regulation S thereunder to cease to be applicable to the offer and sale of the Offered Securities.
(l)      Eligibility for Clearance. The Company and the Guarantors will reasonably assist the Purchasers to permit the Offered Securities to be eligible for clearance and settlement through the facilities of DTC.
6.          Free Writing Communications.
(a)       Issuer Free Writing Communications. Each of the Company and the Guarantors represents and agrees that, unless it obtains the prior consent of Credit Suisse, and each Purchaser severally represents and agrees that, unless it obtains the prior consent of the Company and Credit Suisse, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Communication.
(b)      Term Sheets. The Company consents to the use by any Purchaser of a Free Writing Communication that (i) contains only (A) information describing the preliminary terms of the Offered Securities or their offering or (B) information that describes the final terms of the Offered Securities or their offering and that is included in or is subsequently included in the Final Offering Circular, including by means of a pricing term sheet in the form of Annex I to Schedule C hereto, or (ii)  does not contain any material information about the Company or the Guarantors or their respective securities that was provided by or on behalf of the Company and the Guarantors, it being understood and agreed that the Company and each of the Guarantors shall not be responsible to any Purchaser for liability arising from any inaccuracy in such Free Writing Communications referred to in clause (i) or (ii) (other than the pricing term sheet attached as Annex I to Schedule C hereto) as compared with the information in the Preliminary Offering Circular, the Final Offering Circular or the General Disclosure Package and any such inaccurate Free Writing Communication shall not be an Issuer Free Writing Communication for purposes of this Agreement.
7.          Conditions of the Obligations of the Purchasers.  The obligations of the several Purchasers to purchase and pay for the Offered Securities will be subject to the accuracy of the representations and warranties of each of the Company and the Guarantors herein on the date hereof and on the Closing Date (as though made on the Closing Date), to the accuracy of the statements of officers of each of the Company and the Guarantors made pursuant to the provisions hereof, to the performance by each of the Company and the Guarantors of their respective obligations hereunder and to the following additional conditions precedent:
(a)      Grant Thornton Comfort Letter. The Representative shall have received a letter, dated respectively, the date hereof and the Closing Date, of Grant Thornton LLP confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws, in form and substance satisfactory to the Purchasers concerning the financial information with respect to the Company set forth in the General Disclosure Package and the Final Offering Circular.
(b)      Ryder Scott Comfort Letter. The Representative shall have received letters dated, respectively, the date hereof and the Closing Date, of Ryder Scott Company, L.P. letters, in form and substance satisfactory to the Purchasers (i) confirming that, (x) as of the date of its reserve report for the year ended December 31, 2012, it was an independent reserve engineer for the Company, and (y) as of the date of its reserve reports for the year ended December 31, 2011, it was an independent reserve engineer for the Company, Gulfport and Windsor UT and that, as of the date of such letter, no information had come to its attention that could reasonably have been expected to cause it to withdraw its reserve reports and (ii) otherwise in form and substance acceptable to the Representative.
(c)      Pinnacle Energy Comfort Letter. The Representative shall have received letters, dated respectively, the date hereof and the Closing Date of Pinnacle Energy Services, LLC in form and substance satisfactory to the Purchasers (i) confirming that, as of the date of its reserve report, it was an independent reserve engineer for the Company and that, as of the date of such letter, no information had come to its attention that could reasonably have been expected to cause it to withdraw its reserve report and (ii) otherwise in form and substance acceptable to the Representative.
(d)      No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and the Guarantors, taken as a whole, which, in the judgment of the Representative, is material and adverse and makes it impractical or inadvisable to proceed with the completion of the offering or the sale of and payment for the Offered Securities; (ii) any downgrading in the rating of any debt securities or preferred stock of the Company or the Guarantors by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred stock of the Company or the Guarantors (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company or the Guarantors have been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representative, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange or the NASDAQ Global Select Market, or any setting of minimum or maximum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company or the Guarantors on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representative, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.
(e)      Opinion of Counsel for the Company and the Guarantors. The Representative shall have received an opinion, dated the Closing Date, of Akin Gump Strauss Hauer & Feld LLP, counsel for the Company and the Guarantors, as to the matters described in Schedule D hereto.
(f)      Opinion of General Counsel for the Company. The Representative shall have received an opinion, dated the Closing Date, of Randall J. Holder, General Counsel for the Company and the Guarantors, as to the matters described in Schedule E hereto.
(g)      Opinion of Counsel for Purchasers. The Representative shall have received from Latham & Watkins LLP, counsel for the Purchasers, such opinion or opinions, dated the Closing Date, with respect to such matters as the Representative may require, and the Company and the Guarantors shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.
(h)      Officers’ Certificate. The Representative shall have received a certificate, dated the Closing Date, of an executive officer of the Company and the Guarantors and a principal financial or accounting officer of the Company and the Guarantors in which such officers shall state that (i) the representations and warranties of the Company and the Guarantors in this Agreement are true and correct, (ii) the Company and the Guarantors have complied with all agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date and (iii) subsequent to the date of the most recent financial statements in the General Disclosure Package there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and the Guarantors , taken as a whole, except as set forth in the General Disclosure Package or as described in such certificate.
(i)      CFO Certificate. The Representative shall have received a certificate addressed to the Purchasers, dated as of the Closing Date, of the Chief Financial Officer of the Company, in the form and substance reasonably acceptable to the Representative.
(j)      DTC Eligibility. The Notes shall be eligible for clearance and settlement through DTC.
(k)      Indenture; Registration Rights Agreement. The Purchasers shall have received a counterpart of each of the Indenture and the Registration Rights Agreement that shall have been validly executed and delivered by each of the Company and each of the Guarantors and, in the case of the Indenture, the Trustee.

The Company and the Guarantors will furnish the Purchasers with any additional opinions, certificates, letters and documents as the Representative reasonably requests and conformed copies of documents delivered pursuant to this Section 7. The Representative may in its sole discretion waive on behalf of the Purchasers compliance with any conditions to the obligations of the Purchasers hereunder, whether in respect of a Closing Date or otherwise.

8.          Indemnification and Contribution.

(a)       Indemnification of Purchasers. The Company and the Guarantors will jointly and severally indemnify and hold harmless each Purchaser, its officers, employees, agents, partners, members, directors and its affiliates and each person, if any, who controls such Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Circular or the Final Offering Circular, in each case as amended or supplemented or any Issuer Free Writing Communication (including with limitation, any Supplemental Marketing Material), any Exchange Act Report, or arise out of or are based upon the omission or alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating, preparing or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company and the Guarantors will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Purchaser through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by any Purchaser consists of the information described as such in subsection (b) below.
(b)      Indemnification of the Company and the Guarantors. Each Purchaser will severally and not jointly indemnify and hold harmless each of the Company and Guarantors and their respective directors, officers, employees and agents and each person, if any, who controls the Company or the Guarantors within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, a “Purchaser Indemnified Party”), against any losses, claims, damages or liabilities to which such Purchaser Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Circular or the Final Offering Circular, in each case as amended or supplemented, or any Issuer Free Writing Communication or arise out of or are based upon the omission or the alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Purchaser through the Representative specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Purchaser Indemnified Party in connection with investigating, preparing or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Purchaser Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Purchaser consists of the following information in the Preliminary Offering Circular and the Final Offering Circular furnished on behalf of each Purchaser: the third paragraph, the second sentence of the ninth paragraph, the tenth paragraph and the eleventh paragraph, in each case under the caption “Plan of Distribution;” provided, however, that the Purchasers shall not be liable for any losses, claims, damages or liabilities arising out of or based upon the Company’s failure to perform its obligations under Section 5(a) of this Agreement.
(c)      Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the contrary; (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party; (iii) the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified parties, and that all such fees and expenses shall be reimbursed as they are incurred. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.
(d)      Contribution. If the indemnification provided for in this Section 8 is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors on the one hand and the Purchasers on the other from the offering of the Offered Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Guarantors on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the

Company and the Guarantors on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Purchasers from the Company under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantors or the Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities purchased by it were resold exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue statement or omission or alleged untrue statement or omission. The Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint. The Company, the Guarantors and the Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d). The Purchasers' obligations to contribute pursuant to this Section 8 are several in proportion to their respective purchase obligations hereunder and not joint.
(e)      The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any indemnified party at law or in equity.
9.          Default of Purchasers. If any Purchaser or Purchasers default in their obligations to purchase Offered Securities hereunder and the aggregate principal amount of Offered Securities that such defaulting Purchaser or Purchasers agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities that the Purchasers are obligated to purchase on the Closing Date, the Representative may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Purchasers, but if no such arrangements are made by the Closing Date, the non-defaulting Purchasers shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Purchasers agreed but failed to purchase on the Closing Date. If any Purchaser or Purchasers so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities that the Purchasers are obligated to purchase on the Closing Date and arrangements satisfactory to the Representative and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Purchaser or the Company, except as provided in Section 10. As used in this Agreement, the term “Purchaser” includes any person substituted for a Purchaser under this Section. Nothing herein will relieve a defaulting Purchaser from liability for its default.
10.          Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company, the Guarantors or their respective officers and of the several Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Purchaser, the Company, the Guarantors or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If this Agreement is terminated pursuant to Section 9 or if for any reason the purchase of the Offered Securities by the Purchasers is not consummated, the Company and the Guarantors shall remain responsible for the expenses to be paid or reimbursed by them pursuant to Section 5 and the respective obligations of the Company, the Guarantors and the Purchasers pursuant to Section 8 shall remain in effect. If the purchase of the Offered Securities by the Purchasers is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 or the occurrence of any event specified in clause (iii), (iv), (vi), (vii) or (viii) of Section 7(d), the Company and the Guarantors will reimburse the Purchasers for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall remain in effect.
11.          Notices. All communications hereunder will be in writing and, if sent to the Purchasers will be mailed, hand-delivered, telecopied or transmitted electronically and confirmed to the Purchasers, c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention: LCD-IBD, or, if sent to the Company or the Guarantors, will be mailed, hand-delivered, telecopied or transmitted electronically and confirmed to it at 500 West Texas, Suite 1225, Midland, Texas 79701 Attention: Randall J. Holder; provided, however, that any notice to a Purchaser pursuant to Section 8 will be mailed, hand-delivered, telecopied or transmitted electronically and confirmed to such Purchaser.
12.          Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder, except that holders of the Offered Securities shall be entitled to enforce the agreements for their benefit contained in the second and third sentences of Section 5(b) hereof against the Company as if such holders were parties thereto.
13.           Representation of Purchasers. The Representative will act for the several Purchasers in connection with the transactions contemplated by this Agreement, and any action under this Agreement taken by the Representative will be binding upon all the Purchasers.
14.          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.
15.           Absence of Fiduciary Relationship. Each of the Company and the Guarantors acknowledges and agrees that:
(a)      No Other Relationship. The Purchasers have been retained solely to act as initial purchasers in connection with the initial purchase, offering and resale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Company or the Guarantors, on the one hand, and any Purchaser, on the other, has been created in respect of any of the transactions contemplated by this Agreement, the Preliminary Offering Circular or the Final Offering Circular, irrespective of whether any Purchaser has advised or are advising the Company or the Guarantors on other matters;
(b)      Arm’s-Length Negotiations. The purchase price of the Offered Securities set forth in this Agreement was established by the Company and the Guarantors following discussions and arm’s-length negotiations with the Representative and the Company and the Guarantors are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;
(c)       Absence of Obligation to Disclose. Each of the Company and the Guarantors has been advised that each Purchaser and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company or the Guarantors and that each Purchaser has no obligation to disclose such interests and transactions to the Company or the Guarantors by virtue of any fiduciary, advisory or agency relationship; and
(d)      Waiver. Each of the Company and the Guarantors waives, to the fullest extent permitted by law, any claims it may have against any Purchaser for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Purchasers shall have no liability (whether direct or indirect) to the Company or the Guarantors in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company or the Guarantors, including members, stockholders, employees or creditors of the Company or the Guarantors.
16.          Applicable Law. This Agreement, and any claim, controversy or dispute arising under or related to this Agreement, shall be governed by, and construed in accordance with, the laws of the State of New York.
Each of the Company and the Guarantors hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Company and the Guarantors irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

17.      Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Company and the Guarantors, which information may include the name and address of their respective clients, as well as other information that will allow the Purchasers to properly identify their respective clients.
[Signature pages follow.]

If the foregoing is in accordance with the Purchasers’ understanding of our agreement, kindly sign and return to one of the counterparts hereof, whereupon it will become a binding agreement among the Company, the Guarantors and the several Purchasers in accordance with its terms.

Very truly yours,

DIAMONDBACK ENERGY, INC.

By:	/s/ Travis D. Stice
Name: Travis D Stice
Title: Chief Executive Officer

DIAMONDBACK O&G LLC,

By:	/s/ Travis D. Stice
Name: Travis D Stice
Title: President and Chief Executive Officer

DIAMONDBACK E&P LLC,

By:	/s/ Travis D. Stice
Name: Travis D Stice
Title: President and Chief Executive Officer

The foregoing Purchase Agreement
is hereby confirmed and accepted
as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Robert Priske
Name: Robert Priske
Title: Director

Acting on behalf of itself
and as the Representative
of the several Purchasers

SCHEDULE A

Purchasers	Principal Amount of Offered Securities
Credit Suisse Securities (USA) LLC	$318,182,000.00
Wells Fargo Securities, LLC	68,182,000.00
J.P. Morgan Securities LLC	29,545,000.00
SunTrust Robinson Humphrey, Inc.	29,545,000.00
U.S. Bancorp Investments, Inc.	4,546,000.00

Total	$450,000,000.00

SCHEDULE B
GUARANTORS
1.    Diamondback O&G LLC
2.    Diamondback E&P LLC

SCHEDULE C
Issuer Free Writing Communications (included in the General Disclosure Package)
1. Final term sheet, dated September 12, 2013, a copy of which is attached hereto as Annex I.

ANNEX I

DIAMONDBACK ENERGY, INC.
7.625% SENIOR NOTES DUE 2021

Pricing Supplement
Diamondback Energy, Inc.
$450,000,000 7.625% Senior Notes due 2021
September 12, 2013

Pricing Supplement
Pricing Supplement dated September 12, 2013 to the Preliminary Offering Circular dated September 9, 2013 (the “Preliminary Offering Circular”), of Diamondback Energy, Inc. (the “Company”). The information in this Pricing Supplement supplements the Preliminary Offering Circular and supersedes the information in the Preliminary Offering Circular to the extent it is inconsistent with the information in the Preliminary Offering Circular. Capitalized terms used in this Pricing Supplement but not defined have the meanings given them in the Preliminary Offering Circular.

Issuer	Diamondback Energy, Inc.
Title of Securities	7.625% Senior Notes due 2021 (the “notes”)
Aggregate Principal Amount	$450,000,000
Gross Proceeds	$450,000,000 (before deducting the initial purchasers’ discount and commissions and estimated offering expenses of the Company)
Ratings*	Caa1 (Moody’s)/ CCC+ (S&P)
Distribution	Rule 144A/Regulation S, with registration rights
Maturity Date	October 1, 2021
Issue Price	100.000%
Coupon	7.625%
Yield to Maturity	7.625%
Spread to Benchmark Treasury	503 basis points
Benchmark Treasury	2.000% due November 15, 2021
Interest Payment Dates	Each April 1 and October 1, commencing April 1, 2014
Record Dates	March 15 and September 15 of each year
Trade Date	September 12, 2013
Settlement Date	September 18, 2013 (T+4)
Optional Redemption
On and after the following dates and at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and special interest, if any, on the notes redeemed during the periods indicated below:

Date   Percentage
October 1, 2016 105.719%
October 1, 2017 103.813%
October 1, 2018 101.906%
October 1, 2019 100.000%

Optional Redemption with Equity Proceeds	Up to 35% at 107.625% prior to October 1, 2016

Make-Whole Redemption	Make-whole redemption at Applicable Premium calculated based on the treasury rate plus 50 basis points prior to October 1, 2016
Offer to Purchase upon a Change of Control	101% plus any accrued and unpaid interest and special interest, if any
Book-Running Managers	Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC
Senior Co-Managers	J.P. Morgan Securities LLC and SunTrust Robinson Humphrey, Inc.
Co-Manager	U.S. Bancorp Investments, Inc.
CUSIP Numbers	144A CUSIP: 25278X AA7 Regulation S CUSIP: U25257 AA1
ISIN Numbers	144A ISIN: US25278XAA72 Regulation S ISIN: USU25257AA16
Denominations	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Plan of Distribution

The following paragraph is inserted after the fourth full paragraph on page 191 of the Preliminary Offering Circular under the heading “Plan of Distribution”:

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified in this pricing term sheet, which will be the fourth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+4”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this pricing term sheet or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to make such trades should consult their own advisor.

__________________________________________________

This material is strictly confidential and has been prepared by the Company solely for use in connection with the proposed offering of the securities described in the Preliminary Offering Circular. This material is personal to each offeree and does not constitute an offer to any other person or the public generally to subscribe for or otherwise acquire the securities. Please refer to the Preliminary Offering Circular for a complete description.

The securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being offered only to (1) “qualified institutional buyers” as defined in Rule 144A under the Securities Act and (2) outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act, and this communication is only being distributed to such persons.

This communication is not an offer to sell the securities and it is not a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Any disclaimer or notices that may appear on this Pricing Supplement below the text of this legend are not applicable to this Pricing Supplement and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another e-mail system.

SCHEDULE D

Form of Opinion of Akin Gump Strauss Hauer & Feld LLP

1.
The Company is a corporation that is validly existing and in good standing under the laws of the State of Delaware, the jurisdiction of its incorporation, and the Company is duly qualified and is in good standing as a foreign corporation in each jurisdiction listed on Schedule A hereto.

2.
Each of the Guarantors is a limited liability company that is validly existing and in good standing under the laws of the State of Delaware, the jurisdiction of its organization, and is duly qualified and is in good standing as a foreign limited liability company in each jurisdiction listed for such Guarantor on Schedule A hereto.

3.
The Company has the corporate power and authority to own, lease, hold and operate its properties and to conduct the business in which it is engaged as described in the Final Offering Circular and the General Disclosure Package. Each Guarantor has the limited liability company power and authority to own, lease, hold and operate its properties and to conduct the business in which it is engaged as described in the Final Offering Circular and the General Disclosure Package.

4.
Each of the Company and the Guarantors has the corporate or limited liability company, as the case may be, power and authority to execute, deliver and perform its obligations under the Purchase Agreement, the Indenture, the Registration Rights Agreement and the Notes and to authorize, issue and sell the Offered Securities contemplated by the Purchase Agreement.

5.
The execution, delivery and performance of the Indenture (including the Guarantees set forth therein) have been duly authorized by all necessary corporate or limited liability company, as the case may be, action on the part of each of the Company and the Guarantors. The Indenture has been duly executed and delivered by each of the Company and the Guarantors. The execution, delivery and issuance of the Notes have been duly authorized by all necessary corporate action on the part of the Company, and, when executed by the Company and authenticated by the Trustee in the manner provided in the Indenture (assuming the due authorization, execution and delivery of the Indenture by the Trustee) and delivered against payment of the purchase price therefor, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Notes are in the forms contemplated by the Indenture. The Notation of Guarantees has been executed and delivered by each Guarantor. The Indenture (including the Guarantees set forth therein) constitute valid and legally binding obligations of each of the Company and the Guarantors, as applicable, enforceable against the Company and the Guarantors, as applicable, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Notes and the Guarantees are entitled to the benefits of the Indenture.

6.
The execution, delivery and performance of the Exchange Notes and the issuance of the Exchange Guarantees provided for in the Indenture have been duly authorized by all necessary corporate or limited liability company, as the case may be, action on the part of each of the Company and the Guarantors, as applicable; and when the Exchange Notes are issued, executed and authenticated in accordance with the terms of the Exchange Offer and the Indenture, the Exchange Notes and the Exchange Guarantees provided for in the Indenture will be the valid and binding obligations of the Company and the Guarantors, as applicable, enforceable against the Company and the Guarantors, as applicable, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

7.
The execution, delivery and performance of the Registration Rights Agreement have been duly authorized by all necessary corporate or limited liability company, as the case may be, action on the part of each of the Company and the Guarantors. The Registration Rights Agreement has been duly executed and delivered by each of the Company and the Guarantors. The Registration Rights Agreement constitutes the valid and binding obligation of each of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

8.
No consent, approval, authorization or order of, notice to, or registration or filing with, any person (including any governmental agency or body or any court) is required under any Included Law for the due execution, delivery or performance by the Company and the Guarantors of the Purchase Agreement or for the consummation of the transactions contemplated by the Purchase Agreement, the Indenture and the Registration Rights Agreement in connection with the offering, issuance and sale of the Notes by the Company and the Guarantees by the Guarantors, except for (a) routine filings necessary in connection with the conduct of the businesses of the Company and the Guarantors, (b) filings as may be required under federal, state or foreign securities laws, as to which such counsel express no opinion in this paragraph, (c) filings necessary to maintain existence and good standing, (d) such other filings as have been obtained or made and (e) the order of the Commission declaring effective the Exchange Offer Registration Statement or, if required, the Shelf Registration Statement.

9.
Neither the execution and delivery of the Indenture (including the Guarantees therein), the Notes, the Purchase Agreement and the Registration Rights Agreement by the Company and the Guarantors and the performance by the Company and the Guarantors of their respective obligations thereunder, nor the issuance and sale of the Offered Securities, will (a) result in a violation of the terms of the charter or bylaws or similar organizational documents of the Company and the Guarantors, (b) whether with or without the giving of notice or passage of time or both, constitute a breach of, or default or Debt Repayment Triggering Event under, any Reviewed Agreement, (c) violate any Included Law, or (d) result in the creation or imposition under any Reviewed Agreement of any lien, charge or encumbrance upon any property or assets of the Company or the Guarantors except as contemplated by the Purchase Agreement, the Indenture and the Registration Rights Agreement.

10.
The execution, delivery and performance of the Purchase Agreement have been duly authorized by all necessary corporate or limited liability company, as the case may be, action on the part of each of the Company and the Guarantors. The Purchase Agreement has been duly executed and delivered by each of the Company and the Guarantors.

11.
Assuming, without independent investigation, (a) that the Offered Securities are sold to the several Purchasers pursuant to the Purchase Agreement, and initially resold by the Purchasers, in accordance with the terms of and in the manner contemplated by, the Purchase Agreement and the Final Offering Circular, (b) the accuracy of the representations and warranties of the Company and the Guarantors set forth in the Purchase Agreement and in those certain certificates delivered on the date hereof, (c) the accuracy of the representations and warranties of the Purchasers set forth in the Purchase Agreement, (d) the due performance by the Company, the Guarantors and the Purchasers of their respective covenants and agreements set forth in the Purchase Agreement, (e) the timely filing of all notices required to be filed with any Federal agency subsequent to the date hereof in order to secure exemption from the registration requirements of the Securities Act and (f) the Purchasers’ compliance with the transfer procedures and restrictions described in the Final Offering Circular, it is not necessary to register the Offered Securities under the Securities Act or to qualify an indenture in respect thereof under the Trust Indenture Act of 1939, as amended, in each case in connection with the issuance and sale of the Offered Securities by the Company and the Guarantors to the Purchasers or in connection with the initial resale of the Offered Securities by the Purchasers in the manner contemplated by the Purchase Agreement and the Final Offering Circular, it being expressly understood that such counsel express no opinion as to any subsequent re-offer or resale of any of the Offered Securities.

12.
Neither the Company nor any Guarantor is, and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package and the Final Offering Circular, neither the Company nor any Guarantor will be, required to register as an “investment company” under and within the meaning of the Investment Company Act of 1940, as amended.

13.
The statements in the General Disclosure Package and the Final Offering Circular under the captions “Certain Relationships and Related Party Transactions“ and “Material U.S. Federal Income Tax Considerations,” insofar as such statements purport to constitute summaries of federal or state statutes, rules and regulations that constitute Included Laws, fairly present, in all material respects, the information purported to be included therein.

14.
The statements in each of the General Disclosure Package and the Final Offering Circular under the captions “Description of Other Indebtedness” and “Description of Notes” insofar as they purport to constitute summaries of the terms of contracts and other documents, fairly present, in all material respects, the information purported to be included therein.

Negative Assurance
Because the primary purpose of such counsel’s professional engagement was not to establish or confirm factual matters or financial, accounting, statistical or reserve information, and because many determinations involved in the preparation of the General Disclosure Package or the Final Offering Circular are of a wholly or partially non-legal character, except as set forth in paragraphs 13 and 14 of this letter, such counsel is not passing upon and does not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the General Disclosure Package and the Final Offering Circular and such counsel makes no representation that it has independently verified the accuracy, completeness or fairness of such statements.
However, in the course of our acting as counsel to the Company in connection with its preparation of the General Disclosure Package and the Final Offering Circular, such counsel participated in conferences and telephone conversations with representatives of the Company, the internal reserve engineer of the Company, representatives of the independent public accountants for the Company, representatives of the independent petroleum engineers of the Company, representatives of the Purchasers and representatives of the Purchasers’ counsel, during which conferences and conversations the contents of the General Disclosure Package and the Final Offering Circular and related matters were discussed, and such counsel reviewed certain corporate records and documents furnished to such counsel by the Company and certain documents publicly filed by the Company with the Commission.
Subject to the foregoing, such counsel confirms to you that, on the basis of the information we gained in the course of performing the services referred to above, no facts have come to our attention that cause such counsel to believe that:

(i)
the General Disclosure Package, as of the Applicable Time, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or

(ii)
the Final Offering Circular, as of its date and as of the date hereof, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

except that in the case of each of clauses (i) and (ii) above, such counsel does not express any view as to: (a) the financial statements and related notes and schedules or other financial data, accounting data or reports on the effectiveness of internal control over financial reporting; (b) oil and gas reserves; or (c) statistical data derived from such financial data or oil and gas reserves and related net future cash flows contained in or omitted from the Final Offering Circular or the General Disclosure Package.
Included Laws

We express no opinion as to the laws of any jurisdiction other than the Included Laws. We have made no special investigation or review of any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”), other than a review of (i) the DGCL, (ii) the Delaware Limited Liability Company Act, (iii) the Federal securities Laws of the United States of America, and (iv) solely with respect to the opinion expressed in paragraph 13 of this letter, the Federal tax Laws of the United States of America. For purposes of this opinion, the term “Included Laws” means the items described in clauses (i), (ii), (iii) and (iv) of the preceding sentence that are, in our experience, normally applicable to transactions of the type contemplated by the Purchase Agreement. The term Included Laws specifically excludes (a) Laws of any counties, cities, towns, municipalities and special political subdivisions, or foreign governments and any agencies thereof, (b) zoning, land use, building and construction Laws, (c) Federal Reserve Board margin regulations, (d) any antifraud, environmental, labor, pension, employee benefit, antiterrorism, money laundering, insurance, antitrust or intellectual property Laws, (e) except as set forth in paragraph 11, securities Laws, (f) except to the extent set forth in paragraph 13 of this letter, tax Laws and (g) Laws relating to the regulation of the conduct of the business of the Company and each Guarantor, including, without limitation, the business of oil and natural gas exploration and production companies.

SCHEDULE E
Form of Opinion of General Counsel of the Company and Guarantors

1.
To the knowledge of such counsel, there are no legal or governmental proceedings required to be described in the General Disclosure Package or the Final Offering Circular under the Securities Act and the Rules and Regulations which are not described as required, or any contracts required to be described in the General Disclosure Package or the Final Offering Circular or to be filed as exhibits to a registration statement, in each case under the Securities Act and the Rules and Regulations, which are not described and filed as required.

2.
To such counsel’s knowledge, (a) neither the Company nor any of the Guarantors is in material violation of its charter, by-laws or similar organizational document and (b) no material default (or event which, with the giving of notice or lapse of time would be a default) has occurred in the due performance or observance by the Company or the Guarantors of any of their material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument that is described or referred to in the General Disclosure Package and the Final Offering Circular.